Exhibit 10.1

9/10/15 - 12/31/16 Award
Performance Stock Units

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNITS AGREEMENT

TriMas Corporation (the “Corporation”), as permitted by the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (“Plan”), and as approved by the Committee, has granted to the individual listed below (“Grantee”), the opportunity to earn Performance Stock Units (“PSUs”) in the amount designated in this Performance Stock Unit Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in Appendices A or B to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan; provided, however, that, as permitted by Section 10.1 of the Plan, the PSUs granted under this Agreement consist solely of Restricted Stock Units (with performance conditions) under the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary or Affiliate of the Corporation.
I.    NOTICE OF PSU award

Grantee:	[specify Grantee’s name]
Date of Agreement:	September 10, 2015
Grant Date:	September 10, 2015
Number of PSUs in Award:	[number of PSUs] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of performance goal
Performance Period:	Beginning on September 10, 2015, and continuing through December 31, 2016
Settlement Date	March 5, 2017
Settlement Method:	Earned and vested PSUs will be settled by delivery of one share of Stock for each PSU being settled

II.    AGREEMENT
A.    Grant of PSUs. The Corporation grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of PSUs set forth above, subject to adjustment as provided otherwise in this Agreement (this “Award”). The PSUs granted under this Agreement are payable only in shares of Stock. Notwithstanding anything to the contrary anywhere else in this Agreement, the PSUs in this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to vest in, and earn, any PSUs, and any unvested PSUs subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any PSUs that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
2.    Performance Goals to Earn PSUs. Grantee will only receive shares of Stock related to, and to the extent that such shares are earned pursuant to, the “Performance Goal” specified in Appendix A to this Agreement.
3.    Dividend Equivalent Rights. From and after the Grant Date and until the earlier of (a) the time when the PSUs are earned and/or vest and are settled in accordance with Section II.A.7 hereof or (b) the time when Grantee’s rights to the PSUs are forfeited in accordance with Section II.A.6 or II.A.7 hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Stock generally, Grantee shall be credited with cash per PSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including earning, vesting, payment, and forfeitability) as apply to the PSUs based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Stock, as determined by the Committee in its sole discretion, at the same time as the PSUs to which they relate. If such amounts are paid in Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Fair Market Value per share of Stock on the payment date.
4.    Rights as a Shareholder. This Award does not entitle Grantee to any ownership interest in any actual shares of Stock unless and until such shares of Stock are issued to Grantee pursuant to the terms of the Plan. Except as otherwise provided in Section II.A.3 hereof, until shares of Stock are issued to Grantee in settlement of earned and vested PSUs under this Award, Grantee will have none of the rights of a stockholder of the Corporation with respect to the shares of Stock issuable in settlement of the PSUs, including the right to vote the shares of Stock. Shares of Stock issuable in settlement of PSUs will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Committee may determine.
5.    Adjustments. The Stock to which the PSUs covered by this Award relate will be subject to adjustment as provided in Section 17 of the Plan.
6.    Termination of Service; Forfeiture.
(a)     Voluntary Termination; Termination by Corporation. Any unvested PSUs subject to this Award will be forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), or if Grantee’s status as a Service Provider is terminated by the Corporation, a Subsidiary or Affiliate for any reason (other than death, Disability, or Retirement).
(b)     Qualifying Termination Prior to a Change of Control. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider during the performance period specified in the table above (the “Performance Period”) as a result of Grantee’s Qualifying Termination, Grantee shall receive a pro-rata portion of the number of PSUs, if any, that are earned under Section II.A.2 due to the achievement of one or more performance measures specified in Appendix A during the Performance Period. The pro-rata percentage of the number of PSUs to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s termination, and the denominator of which is 16.
(c)    Disability. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the Performance Period as a result of Grantee’s Disability, Grantee’s PSUs shall become fully vested at the end of the Performance Period based on the number of PSUs that would have been actually earned due to the achievement of one or more performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the end of the Performance Period.
(d)    Death. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the Performance Period as a result of Grantee’s death, Grantee’s PSUs shall immediately become fully vested based on the Target number set forth in “Number of PSUs in Award” in Section I.
(e)     Retirement. If Grantee ceases to be a Service Provider as a result of Grantee’s Retirement, the Committee may, in its discretion, permit Grantee to receive a pro-rata portion of the number of PSUs specified in Section I above, with the pro-rata percentage of the number of PSUs to be vested to be determined in accordance with subsection (b) of this Section II.A.6.
(f)    Qualifying Termination Following a Change of Control. Notwithstanding anything set forth herein to the contrary, if Grantee ceases to be a Service Provider due to Grantee’s Qualifying Termination within two years after a “Change of Control” (as defined in Appendix B) and during the Performance Period, the number of PSUs subject to the Award that shall become vested and non-forfeitable shall equal (x) the Target number set forth in “Number of PSUs in Award” in Section I, less (y) the number of PSUs that had already become vested as of the date of such termination, but in no event may negative discretion be exercised with respect to the number of PSUs awarded. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
Any PSUs that are not earned and do not vest in accordance with this Section II.A.6. shall terminate and be forfeited as of the date of Grantee’s termination. Further, the Corporation retains the right to accelerate the vesting (but not the time of payment) of all or a portion of the PSUs subject to this Award, in which event a similar pro-ration determination as provided in this Section II.A.6 will be applied.
7.    Determination of PSUs Earned and Vested; Settlement.
(a)Subject to Section II.A.7(b), upon the Committee’s certification of achievement of the Performance Goal described in Appendix A, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.6 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Stock determined pursuant to Appendix A, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares. This settlement shall occur on March 5, 2017 (the “Settlement Date”).

(b)The PSUs that become vested as a result of Grantee’s death pursuant to Section II.A.6(d) will be settled by issuing to Grantee one share of Stock for each PSU that is vested within 30 days of Grantee’s death, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares. The PSUs that become vested as a result of Grantee’s Qualifying Termination within two years after a Change of Control pursuant to Section II.A.6(f) will be settled by issuing to Grantee one share of Stock for each PSU that is vested within 30 days of such Qualifying Termination, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares.

(c)Any unearned PSUs at the end of the Performance Period, or if earlier, the time of settlement, will be canceled and forfeited. In all circumstances, the number of PSUs earned or vested will be rounded down to the nearest whole PSU, unless otherwise determined by the Committee.

B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. Grantee authorizes the Corporation to withhold from the shares of Stock to be delivered in respect of the PSUs as payment the amount needed to satisfy any applicable minimum income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the PSUs and the resulting delivery of shares of Stock under this Award. Notwithstanding any other provision of this Agreement or the Plan, the Corporation shall not be obligated to guarantee any particular tax result for Grantee with respect to any payment provided to Grantee hereunder, and Grantee shall be responsible for any taxes imposed on Grantee with respect to any such payment.

3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3., irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys’ fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement and to the extent applicable, Sections 18.9 and 18.10 of the Plan pertaining to Code Section 409A are explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary or Affiliate of the Corporation, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Corporation or any Subsidiary or Affiliate of the Corporation.
6.    Effect on Other Benefits. In no event will the value, at any time, of the PSUs or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary or Affiliate of the Corporation unless otherwise specifically provided for in such plan.
7.    Unfunded and Unsecured General Creditor. Grantee, as a holder of PSUs and rights under this Agreement has no rights other than those of a general creditor of the Corporation. The PSUs represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of this Agreement and the Plan.
8.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
9.    Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the PSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
10.    Nature of Grant. In accepting the Award, Grantee acknowledges that:

(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time unless otherwise provided in the Plan or this Agreement;
(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past,
(c)    all decisions with respect to future grants, if any, will be at the sole discretion of the Corporation;
(d)    Grantee is voluntarily participating in the Plan;
(e)    the PSUs and the Stock subject to the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
(f)    the PSUs and the Stock subject to the PSUs are not intended to replace any pension rights or compensation;
(g)    the future value of the underlying Stock is unknown and cannot be predicted with certainty;
(h)    Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(i)    in consideration of the grant of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Grantee’s employment with the Corporation or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Corporation and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waive any entitlement to pursue such claim; and
(j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the PSUs.

11.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix C to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Corporation determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix C constitutes part of this Agreement.
12.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
13.    Clawback Policy. Any shares of Stock issued to Grantee in settlement of the PSUs shall be subject to the Corporation’s recoupment policy, as in effect from time to time.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: September 10, 2015	By: _________________________________ Name: Joshua A. Sherbin Title: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS PERFORMANCE STOCK UNIT AGREEMENT, NOR IN THE CORPORATION’S 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE STOCK UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE STOCK UNITS AGREEMENT

PERFORMANCE GOAL FOR PSU AWARD

The actual number of PSUs earned by Grantee will be determined by the Committee by March 5, 2017 following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2016, under the rules described below. Any PSUs not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Stock delivered to Grantee in settlement of the PSUs earned under this Agreement will be determined based on actual performance results as described below, subject to Section II.A.1 of the Agreement.

2.    The PSUs subject to this Award are earned based on the achievement of a specific performance measure over the Performance Period (i.e., September 10, 2015 through December 31, 2016) and determined on the Determination Date.

3.    The PSUs subject to this Award that will actually be earned will be based on the achievement of Relative Total Shareholder Return.

4.    Definitions. For purposes hereof:

(A)
“Peer Group” means, of a benchmark group of 98 entities currently in the S&P SmallCap 600 Capped Industrials index (the names of which are attached hereto as Annex A), those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(B)
“Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirements, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; and (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Performance Goal, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

i

(C)
“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Corporation’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(D)
“Total Shareholder Return” means, with respect to the Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Corporation and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding September 10, 2015 on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2017 on the principal stock exchange on which the stock then trades.

5.    Performance Matrix. From 0% to 200% of the Target PSUs will be earned based on achievement of the RTSR Performance Goal during the Performance Period as follows:

Performance Level	Relative Total Shareholder Return	Target PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

6.    Number of PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the RTSR Performance Goal has been satisfied for the Performance Period and shall determine the number of PSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

(A)
Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or falls below the “Threshold” level, as set forth in the Performance Matrix, no Target PSUs shall become nonforfeitable.

(B)
Between Threshold and Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Threshold” level, but is less than the “Above Threshold” level, as set forth in the Performance Matrix, a percentage between 0% and 50% (determined on the basis of straight-line mathematical interpolation) of the Target PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(C)
Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Above Threshold” level, as set forth in the Performance Matrix, 50% of the Target PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(D)
Between Above Threshold and Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Above Threshold” level, but is less than the “Target” level, as set forth in the Performance Matrix, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the Target PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(E)
Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Target” level, as set forth in the Performance Matrix, 100% of the Target PSUs shall become nonforfeitable.

(F)
Between Target and Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Target” level, but is less than the “Intermediate” level, as set forth in the Performance Matrix, a percentage between 100% and 150% (determined on the basis of straight-line mathematical interpolation) of the Target PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(G)
Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Intermediate” level, as set forth in the Performance Matrix, 150% of the Target PSUs shall become nonforfeitable.

(H)
Between Intermediate and Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Intermediate” level, but is less than the “Maximum” level, as set forth in the Performance Matrix, a percentage between 150% and 200% (determined on the basis of straight-line mathematical interpolation) of the Target PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(I)
Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or exceeds the “Maximum” level, as set forth in the Performance Matrix, 200% of the Target PSUs shall become nonforfeitable.

Before all or any portion of any award of PSUs intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code shall become nonforfeitable or paid in accordance with this Appendix A or the Agreement, the Committee shall determine in writing that the Performance Goal has been satisfied.

ANNEX A

Peer Group

AAON Inc.	EnerSys	Moog Inc.(MOG-A)
AAR CORP	Engility Holdings, Inc.	Mueller Industries, Inc.
ABM Industries Incorporated	EnPro Industries, Inc.	MYR Group, Inc.
Actuant Corporation	ESCO Technologies Inc.	National Presto Industries, Inc.
Aegion Corporation	Essendant Inc.	Navigant Consulting, Inc.
Aerojet Rocketdyne Holdings, Inc.	Exponent Inc.	On Assignment, Inc.
AeroVironment, Inc.	Federal Signal Corporation	Orion Marine Group, Inc.
Albany International Corp.	Forward Air Corporation	PGT, Inc.
Allegiant Travel Company	Franklin Electric Co., Inc.	Powell Industries, Inc.
American Science & Engineering, Inc.	G&K Services, Inc.	Quanex Building Products Corporation
American Woodmark Corporation	General Cable Corporation	Republic Airways Holdings Inc.
Apogee Enterprises, Inc.	Gibraltar Industries, Inc.	Resources Connection, Inc.
Applied Industrial Technologies, Inc.	Griffon Corporation	Roadrunner Transportation Systems, Inc.
ArcBest Corporation	Harsco Corporation	Saia, Inc.
Astec Industries, Inc.	Hawaiian Holdings, Inc.	Simpson Manufacturing Co., Inc.
Atlas Air Worldwide Holdings, Inc.	Healthcare Services Group, Inc.	SkyWest, Inc.
AZZ incorporated	Heartland Express, Inc.	Standex International Corporation
Barnes Group Inc.	Heidrick & Struggles International, Inc.	TASER International, Inc.
Brady Corporation	Hillenbrand, Inc.	Tennant Company
Briggs & Stratton Corporation	Hub Group, Inc.	Tetra Tech, Inc.
The Brink’s Company	Insperity, Inc.	Titan International, Inc.
CDI Corp.	Interface, Inc.	The Toro Company
Celadon Group, Inc.	John Bean Technologies Corporation	TrueBlue, Inc.
Chart Industries Inc.	Kaman Corporation	UniFirst Corporation
CIRCOR International, Inc.	Kelly Services, Inc.	Universal Forest Products, Inc.
Comfort Systems USA, Inc.	Knight Transportation, Inc.	US Ecology, Inc.
Cubic Corporation	Korn/Ferry International	UTi Worldwide Inc.
Curtiss-Wright Corporation	Lindsay Corporation	Veritiv Corporation
DXP Enterprises, Inc.	Lydall, Inc.	Viad Corp
Dycom Industries, Inc.	Marten Transport LTD	Vicor Corporation
Echo Global Logistics, Inc.	Matson, Inc.	WageWorks, Inc.
EMCOR Group, Inc.	Matthews International Corporation	Watts Water Technologies, Inc.
Encore Wire Corporation	Mobile Mini, Inc.

APPENDIX B
TO
PERFORMANCE STOCK UNITS AGREEMENT

GLOSSARY

For purposes of this Agreement:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

A “Change of Control” shall be deemed to have occurred upon the first of the following events to occur:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)    there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than (A) any such event or series of events which results in (1) the voting securities of the Corporation outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 51% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the

v

individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or, if the Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) any such event or series of events effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)    the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Corporation of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Corporation’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Corporation and any other Person or an Affiliate of the Corporation and any other Person), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity (A) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (A) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions and (B) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change of Control” shall be deemed to have occurred only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

“Good Reason” means:

(i)	A material and permanent diminution in Grantee’s duties or responsibilities;

(ii)	A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Corporation; or

(iii)	A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.
Grantee must notify the Corporation of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Corporation 30 days’ opportunity for cure, or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Qualifying Termination” means a termination of Grantee’s Service with the Corporation or a Subsidiary or an Affiliate of the Corporation for any reason other than:

(i)    death;
(ii)    Disability;
(iii)    Cause; or
(iv)    a termination of Service by Grantee without Good Reason (as defined above).

APPENDIX C
TO
PERFORMANCE STOCK UNIT AGREEMENT

NON-U.S. ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended

April 2015
Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance stock units (“PSUs”) granted to you under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (referred to as the “Plan”) if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of April 2015. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in your PSUs or sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and TriMas Corporation (the “Corporation”) is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the PSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Grantees in the following countries: the United Kingdom.

UNITED KINGDOM

Terms and Conditions

Retirement. For purposes of the Agreement, “Retirement” shall mean the termination of Grantee’s services with the Corporation or a Subsidiary or an Affiliate in circumstances determined by the Committee (in its reasonable discretion, provided that, for the avoidance of doubt, the Committee shall not be obliged to exercise its discretion in favor of the Grantee) to be retirement.

Non-Transferability of Award. Section II.B.1 of the Agreement is hereby amended in its entirety to read as follows:

“Except as described below, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and the Award shall lapse and any unvested PSUs subject to this Award shall be forfeited if a bankruptcy order is made in respect of Grantee. For the avoidance of doubt, the provisions contained in Section 10.2 of the Plan which allow each Participant to designate a beneficiary for the PSUs awarded to him or her under the Plan shall not apply to this Award.”

Withholding. Section II.B.2 of the Agreement is hereby amended in its entirety to read as follows:

“Grantee hereby indemnifies the Corporation, Grantee’s employer or any other person in respect of:

(i)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising from the vesting of the Award (or which would not otherwise have arisen but for the grant of the Award to Grantee); and

(ii)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising in respect of, or in connection with the holding or disposal by Grantee of the shares of Stock acquired pursuant to the Award or the conversion of such shares of Stock into securities of another description whilst such shares of Stock are held by Grantee, and in pursuance of such indemnity, Grantee hereby agrees that he or she shall pay to the Corporation (or to such other entity as directed by it) such amount as shall be notified to Grantee by the Corporation as being due on any occasion under such indemnity, within seven days after being so notified. To the extent that Grantee fails to pay any amount so notified to him or her by the Corporation within seven days after such notification, Grantee hereby agrees that the Corporation may withhold, or procure the withholding, from any salary, wages, payment or payments due to Grantee from the Corporation or Grantee’s employer an amount which is equal to the amount notified to Grantee, sell or procure the sale of sufficient of the shares of Stock acquired by Grantee pursuant to the Award on behalf of Grantee to produce a sum which after any costs of sale is sufficient to discharge the amount so notified to Grantee and retain such sum or make such other arrangements, by which Grantee hereby agrees to be bound, so as to ensure that the amount notified to Grantee is discharged in full. The Corporation will not be obliged to deliver any shares of Stock to Grantee pursuant to the Award, if Grantee fails to comply with his or her obligations under the foregoing provisions of this Section II.B.2 and Grantee shall not be entitled to receive the delivery of such shares of Stock.”

Clawback Policy. Section II.B.13 of the Agreement shall not apply.

Data Privacy. A new Section II.B.14 is added to the Agreement to read as follows:

“The Corporation and Grantee’s employer (together the “Data Processors”) will process the Grantee’s personal data and each may transfer the Grantee’s personal data to their Subsidiaries, HM Revenue and Customs and third party service providers, for the purposes of managing and administering the Award and the operation of the Plan including but not limited to:

(a)	administering and maintaining records relating to Grantee;

(b)	providing information to (i) trustees of any employee benefit trust or (ii) other third party administrators involved directly or indirectly in the operation of the Plan;

(c)	providing information relating to Grantee in connection with the operation of the Plan to HM Revenue and Customs;

(d)	providing information to potential purchasers of one or more of the Data Processors; and

(e)
allowing any personal data provided by Grantee to be sent to and kept and used by any third party engaged by the Corporation to administer the Plan, including but not limited to the maintenance by such a third party of a database of Participants in the Plan.

Such personal data includes (without limitation) Grantee’s name, home address and telephone number; date of birth; social insurance or national insurance number or other identification number; salary; nationality; job title; any Stock or directorships held in the any of the Data Processors; alleged, proven and convicted offences, felonies and/or wilful misconduct; wilful failure or refusal to follow directions from the board of the Corporation; breach of fiduciary duty to the Corporation or a

x

Subsidiary; and details of all Awards or any other entitlement to Stock awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favour.
Grantee’s personal data may be transferred to the Data Processors or to any third parties assisting in the implementation, administration and management of the Plan and/or the Award which are based outside of the UK. Grantee’s employer and the Corporation (as appropriate) will implement safeguards to ensure the appropriate levels of protection for all such personal data. Grantee may request a list with the names and addresses of any potential recipients of the data by contacting their local human resources representative.
Grantee's personal data will be held only as long as is necessary for the purpose for which it was collected. Grantee may (without cost) by contacting in writing their local human resources representative (i) view or request additional information about the storage and processing of their personal data, and/or (ii) request that any personal data that the Data Processors hold about Grantee which is inaccurate or out of date is corrected where appropriate.”

Loss of Office or Employment. A new Section II.B.15 is added to the Agreement to read as follows:

“In no circumstances shall Grantee, on ceasing to hold the office or employment by virtue of which he has been granted this Award, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Award or the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

Notifications

There are no country-specific notifications.